Exhibit 99

11/13/2008

Patricia F. Russo Appointed to Alcoa Board of Directors

NEW YORK—(BUSINESS WIRE)—Alcoa (NYSE:AA) announced today that its board of directors has appointed Patricia F. Russo, 56, a director of the company effective immediately. Ms. Russo is the former chief executive officer of Alcatel-Lucent, the world’s leading communication solutions provider formed in 2006 by the merger of Alcatel in France and Lucent in the U.S. Prior to the combination of Alcatel and Lucent, she was Chairman and Chief Executive Officer of Lucent. She will stand for re-election at the next shareholders meeting in May 2009.

In making the announcement, Alcoa Chairman Alain Belda said, “Pat has significant expertise in business and is recognized as one of the most powerful leaders in business. We welcome her to the Alcoa board of directors.”

Alcoa CEO Klaus Kleinfeld said, “I worked with Pat when she was leading Lucent and I have great admiration for her business skills and abilities. She will be a great asset to our board.”

During Russo’s tenure as Lucent CEO which began in 2002, Lucent implemented a new operating model, developed a more customer- and marketing-driven culture, won new business in emerging markets, expanded the role and reach of Bell Labs, and successfully completed the merger with Alcatel. She was elevated to chairman and CEO in 2003. Russo is one of the founding executives of Lucent, and helped launch the company in 1996. She spent more than 20 years of her career managing some of Lucent’s and AT&T’s largest divisions and corporate functions.

Before joining AT&T in 1981, Russo spent eight years in sales and marketing at IBM. She also served as president and chief operating officer at Eastman Kodak Company (2001-2002) before returning to Lucent as CEO in 2002.

In addition to serving on Alcoa’s board of directors, Russo sits on the board of the Schering-Plough Corporation, a worldwide, research-based pharmaceutical company, where she chairs the governance committee.

Russo earned a bachelor’s degree in political science and history in 1973 from Georgetown University in Washington, D.C. She completed the Advanced Management Program at Harvard University in 1989. Russo received an Honorary Doctorate of Engineering from Stevens Institute of Technology, as well as an Honorary Doctorate in Entrepreneurial Studies from Columbia College in South Carolina.

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa(R) wheels, fastening systems, precision and investment castings, and building systems. The Company has 97,000 employees in 34 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com